                      SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): February 15, 1996



                                 Lydall, Inc.
            (Exact name of registrant as specified in its charter)



                                   Delaware
                (State or other jurisdiction of incorporation)


          1-7665                                          06-0865505
  (Commission File Number)                     (IRS Employer Identification No.)


          One Colonial Road
          P. O. Box 151
          Manchester, CT                                         06045-0151
  (Address of principal executive offices)                       (Zip code)



                                (203) 646-1233
              Registrant's telephone number, including area code



                                NOT APPLICABLE
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

On February 15, 1996, Lydall announced its earnings for the fourth quarter and year ended December 31, 1995. A copy of the Company's press release is attached as an exhibit to this report.

Lydall also announced that a competitor, ATD Corporation ("ATD"), has filed a patent infringement complaint against the Company in the United States District Court for the Eastern District of Michigan, Southern Division. ATD alleged that the Company has infringed its product and method patents for an all metal insulator willfully, literally and under the Doctrine of Equivalence. ATD is
seeking as relief an injunction and damages.   The Company strongly believes the
litigation is without merit and will defend it vigorously.

The litigation became more focused following a January 9, 1996 decision on the parties' cross motions for summary judgment. A copy of the current amended complaint is filed as an exhibit to this Form 8K. Following the hearing, the Court ruled that Lydall's patent does not literally infringe the patent of ATD. The Court so far has not ruled on the issue of willful infringement pending the review of some additional documentation. The Company strongly believes the willful infringement claim is particularly without merit and is hopeful that this issue will be disposed of before trial. The issue of equivalency of the two inventions, or to what degree they are different, is a factual dispute which under law must be given to a jury to decide. Trial is expected to begin later in February, 1996.

ATD has claimed highly inflated lost-profit damages of approximately $33
million, a figure which the Company vigorously disputes.   ATD's claim for
damages is premised on the assumption that, if Lydall had not competed with its own patented all-metal heat shield, ATD would have had 100 percent of the available business for this product, at exceptionally high margins, through at least 1999. Under applicable law, if ATD successfully proves that Lydall committed willful infringement, any damage award could be trebled. However, as noted above, Lydall believes there is no merit to the willfulness claim.

Management believes, based upon written opinion of patent counsel, that its products do not infringe ATD's patents and that the Company is likely to prevail. The Company believes it has strong defenses to the action stemming in part from the fact that Lydall has its own patent allowed by the same patent examiner who allowed the ATD patent in question, in obvious belief that the Lydall invention was substantially different from the ATD patent. Moreover, the Company believes that if it had not entered the market with its own patented product, ATD would not have been the only alternative supplier of this type of product and would not have been able to maintain inflated pricing as ATD alleges.

Lydall is actively contesting this action and expects to incur significant additional fees in its defense. Management believes the ultimate disposition of any claims and resulting legal fees will not have a material adverse effect upon the consolidated financial position or prospects of the Company.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       LYDALL, INC.


                                       By:  /s/ John E. Hanley
                                          ----------------------------
                                            s/s John E. Hanley
                                            Vice-President-Finance
                                            and Treasurer
                                            (Principal Financial and
                                            Accounting Officer)


Date:  February 15, 1996

                                 LYDALL, INC.
                               Index to Exhibits

Exhibit No.                                                               Page
-----------                                                               ----

99.1 Press Release dated February 15, 1996                                  5

99.2 Amended Complaint for Patent Infringement                              9